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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation in this Registration Statement of American Express Company on Form S-4 of our report dated February 26, 1998, on the consolidated financial statements of Rockford Industries, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in the Annual Report on Form 10-K of Rockford Industries, Inc. for the year ended December 31, 1997 and in the Proxy Statement -- Prospectus which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Proxy Statement -- Prospectus which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
January 4, 1999